Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-94153 on Form S-8 pertaining to the 1998 Stock Option Plan of Fog Cutter Capital Group, Inc., of our report dated March 9, 2006, appearing in this Annual Report on Form 10-K of Fog Cutter Capital Group, Inc. for the year ended December 31, 2007.

/s/ UHY LLP

Albany, New York

March 31, 2008